Exhibit 10.73

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED
BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY
CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

AMENDMENT NO. 5

TO

LICENSING AGREEMENT

THIS AMENDMENT NO. 5 TO THE LICENSING AGREEMENT (this “Amendment No. 5”) is effective as of September 16, 2022, and is entered into by and between ABG-SI LLC (“Licensor”) and The Arena Group Holdings, Inc. (f/k/a TheMaven, Inc., “Licensee”) concerning that certain Licensing Agreement dated as of June 14, 2019, as amended by Amendment No. 1 to the Licensing Agreement effective as of September 1, 2019, Amendment No. 2 to the Licensing Agreement effective as of April 1, 2020, Amendment No. 3 to the Licensing Agreement effective as of July 28, 2020, Amendment No. 4 to the Licensing Agreement effective as of June 4, 2021 (“Amendment No. 4”), that certain side letter agreement dated June 4, 2021 (the “June 4th Letter”), and from time to time (collectively, the “License Agreement”). All capitalized terms used and not specifically defined herein shall have the meanings ascribed to them in the License Agreement.

In consideration of the mutual covenants and agreements hereinafter contained on the part of each of the parties hereto to be kept, observed and performed, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows (and hereby agree to amend the License Agreement to provide):

1.	Esports.

(a)	From and after the date hereof, solely during the Term and only in the Territory, Licensor grants Licensee a royalty-free, fully-paid, license to use the brand names “eSI” and “eSportsIllustrated” in connection with the SI Licensed Businesses in the Territory, commensurate with the manner in which Licensee has been granted rights to use the SI Trademarks under the License Agreement, all subject to the terms and conditions of the License Agreement.

(b)	From and after the date hereof, solely during the Term and only in the Territory, Licensor grants Licensee a royalty-free, fully-paid, license to use the domain name www.e-sportsillustrated.com in connection with the SI Licensed Businesses in the Territory, commensurate with the manner in which Licensee has been granted rights to use other domain names of Licensor under the License Agreement, all subject to the terms and conditions of the License Agreement (including, for the avoidance of doubt, Licensee shall not be required to implement geofiltering or other systems to prevent users located outside the Territory from accessing the Digital Channels in the Territory).

(c)	Licensor shall use its commercially reasonable efforts to acquire the domain name www.esportsillustrated.com; it being understood and agreed that any failure by Licensor to acquire such domain name shall not be deemed a breach by Licensor. In the event Licensor actually does acquire and take possession and control of the domain name www.esportsillustrated.com, then subject to and conditioned upon the same, from and after the date that all such conditions are satisfied, solely during the Term and only in the Territory, Licensor grants Licensee a royalty-free, fully-paid, license to use the domain name www.esportsillustrated.com in connection with the SI Licensed Businesses in the Territory, commensurate with the manner in which Licensee has been granted rights to use other domain names of Licensor under the License Agreement, all subject to the terms and conditions of the License Agreement (including, for the avoidance of doubt, Licensee shall not be required to implement geofiltering or other systems to prevent users located outside the Territory from accessing the Digital Channels in the Territory).

(d)	During the Term, Licensor shall not license or otherwise permit any other Person to use the domain name www.e-sportsillustrated.com and, in the event Licensor shall acquire the domain name www.esportsillustrated.com, the domain name www.esportsillustrated.com, whether inside or outside the Territory.

2.	[*]

3.	SI Awards Event. Notwithstanding anything to the contrary contained in the License Agreement (including the definition of “Events” and Section 6(b) of the License Agreement), the Parties hereby agree that Licensee shall have the right to develop, promote, market, and execute, all in cooperation with Licensor and as set forth in this Amendment No. 5, the 2022 SI Awards (the “SI Awards Event”) (and such SI Awards Event shall not be an Event for purposes of the License Agreement). Licensor is willing, as a one-time only accommodation (which shall not serve as an approval or precedent in any other instance, unless expressly agreed in writing signed by the Parties), to allow Licensee to develop, promote, market, and execute the SI Awards Event as set forth herein, solely subject to and in accordance with the terms and conditions of this Amendment No. 5, including, without limitation, the following:

(a)	Within 30 days after the date hereof, Licensor and Licensee shall cooperate in good faith to prepare and mutually agree upon a projected budget for the SI Awards Event (the “SI Awards Event Budget”), and the SI Award Event Expenses (as defined below) set forth on such SI Awards Event Budget shall not exceed [*] the prior written approval of the Chief Executive Officer of Licensee, and Dan Dienst of Licensor. The SI Awards Event Budget may thereafter be amended from time to time by mutual agreement of Licensor and Licensee. Any amendment to the SI Awards Event Budget increasing the aggregate amount of SI Award Event Expenses [*] shall require the prior written approval of the Chief Executive Officer of Licensee, and Dan Dienst of Licensor.

(b)	Licensee shall not use [*]for the SI Awards Event unless and until such producer mutually agreed upon in advance in writing by Licensor and Licensee, it being acknowledged and agreed that the Parties hereby mutually agree that [*] of the SI Awards Event. Licensee shall be responsible for producing the SI Awards Event, through the producer mutually agreed upon with Licensor in accordance with this clause (b). Additionally, except as set forth herein, Licensee shall be responsible for all other elements of the 2022 SI Awards, including by way of example and not limitation, the following: (i) contracting with the venues used for the SI Awards Event, (ii) contracting with all third parties and other persons and entities rendering services, furnishing facilities, equipment, or other materials for the SI Awards Event, (iii) all aspects of ticketing for the SI Awards Event, including providing Licensor with a mutually agreed upon amount of complimentary to the SI Awards Event, provided that if the Parties (and/or [*], as applicable) are unable to agree on such amount, then Licensee shall provide Licensor with at least the same quantity (or greater) and at least the same quality (or better) of complimentary tickets as are provided to Licensee and its affiliates (including, by way of example and not limitation, their employees and other guests), (iv) contracting with all artists and other talent performing and otherwise appearing at the SI Awards Event, (v) securing and managing all advertising, marketing, and promotion for and in connection with the SI Awards Event, (vi) securing and managing all food and beverage supplies and operations for and in connection with the SI Awards Event, and (vii) coordinating and ensuring production of the SI Awards Event, all subject to and in accordance with the terms and conditions of the License Agreement (as amended by this Amendment No. 5).

(c)	Licensee shall be responsible for the Licensee SI Awards Event Expenses Share (as defined below) and Licensor shall be responsible for the Licensor SI Awards Event Expenses Share (as defined below). All SI Award Event Expenses shall initially be paid by Licensee, and Licensee shall collect and receive all SI Award Event Revenues (as defined below).

(d)	Licensee shall use commercially reasonably efforts to develop, promote, market and execute the SI Awards Event in accordance with the SI Awards Event Budget. Licensee shall not incur aggregate SI Award Event Expenses in excess of [*] of the aggregate amount of SI Award Event Expenses set forth in the SI Awards Event Budget without the prior written consent of Licensor, in each instance.

(e)	The Parties shall cooperate in good faith to mutually agree upon creative and business matters related to the development, promotion, marketing and execution of the SI Awards Event, to the extent such matters are not otherwise provided for herein. [*] In exercising such right, each Party will act reasonably and use its best efforts to take into account the views and opinions of the other Party.

(f)	The Parties acknowledge and agree that the Party set forth on Schedule A of this Amendment No. 5 (and not the other Party) shall be entitled to contact the advertisers or sponsors set forth on Schedule A of this Amendment No. 5 under such Party’s name in connection with the sale of sponsorships and advertising for the SI Awards Event. In addition, the Parties shall cooperate in good faith to mutually agree which Party shall be entitled to contact other advertisers or sponsors for the SI Awards Event in connection with the sale of advertising and sponsorship packages by the Parties.

(g)	The Parties shall cooperate in good faith to mutually agree an advertising and sponsorship “rate card” for the SI Awards Event, [*], such consent not to be unreasonably withheld, delayed or conditioned. In the event that Licensee sells any advertising and sponsorship packages for and in connection with the SI Awards Event (or any portion thereof) that contain buys for both the SI Awards Event, on one hand, and any of the SI Licensed Businesses, on the other hand, then Licensee shall allocate such revenues and any associated SI Awards Event Expenses between the SI Awards Event-related component, on the one hand, and the SI Licensed Businesses-related component, on the other hand, [*]; and Licensee shall (i) account for all revenues and any associated SI Awards Event Expenses allocated to the SI Awards Event-related component in accordance with the terms of this Amendment No. 5, and (ii) retain all revenue from the SI Licensed Businesses-related component as described in the License Agreement and such revenue shall be subject to the Earned Royalty. In the event that Licensor, Licensor’s licensees, ABG, or any of ABG’s licensees (when advertising ABG-owned brands) are desirous of entering into any SI Awards Event Advertiser/Sponsor Contract, [*] as described in Schedule B, Section 1 of the License Agreement.

(h)	No Party will engage or use any third party agency in connection with the sale of advertising and sponsorship for the SI Awards Event without the prior written consent of the other Party (which may be withheld in its sole discretion). In addition, (i) [*] and (ii) all of such commission or fee will be paid to such approved third party agency (i.e., no Party will receive any portion of such commission or fee).

(i)	Licensee (not Licensor) shall (i) contract directly with each advertiser or sponsor for the SI Awards Event (each advertiser or sponsor, an “SI Awards Event Advertiser/Sponsor” and each such contract, an “SI Awards Event Advertiser/Sponsor Contract”), (ii) be responsible for placing, delivering, activating, and executing any and all such advertisements and sponsorships, in each case, subject to the terms and conditions of the License Agreement (as amended by this Amendment No. 5), (iii) use commercially reasonable efforts to cause each SI Awards Event Advertiser/Sponsor to pay all amounts under each SI Awards Event Advertiser/Sponsor Contract in full prior to the date of the SI Awards Event (and shall use commercially reasonable efforts to provide that each SI Awards Event Advertiser/Sponsor Contract shall require the same), and (iv) [*]; and Licensee acknowledges that Licensor shall not be liable or responsible in any event in connection with Licensee’s dealings with any SI Awards Event Advertiser/Sponsor.

(j)	The Parties share information on a weekly basis in relation to each Party’s sponsorship and advertising efforts, the receipt of SI Award Event Revenues and the incurrence of SI Award Event Expenses, the SIAE P&L Statement (as defined herein), and will cooperate in good faith and work collaboratively regarding all of the foregoing (including, by way of example and not limitation, on the calculation of SI Award Event Revenues via Google Docs). Within ninety (90) days of the completion of the SI Awards Event, Licensee shall prepare and deliver to Licensor a complete and accurate written statement detailing: (i) all SI Award Event Revenues actually received in connection with the SI Awards Event, (ii) all SI Award Event Expenses actually incurred in connection with the SI Awards Event, (iii) a calculation of the Licensor SI Awards Event Revenue Share (as defined below), if any, and (iv) a calculation of the Licensor SI Award Event Revenues Shortfall (as defined below), if any (such statement, the “SIAE P&L Statement”).

(k)	Any sale, licensing, or other granting of any broadcast, streaming, linking, or other distribution rights for the SI Awards Event itself shall be subject to the prior mutual written agreement of the Parties (individually and collectively, “SI Awards Event Broadcast Rights”). In the event that any SI Awards Event Broadcast Rights are sold, licensed, or otherwise granted to any network, streaming service, or other distributor or entity, then any and all amounts (and other consideration, if any) actually received by Licensee or any of its affiliates therefrom (“SI Awards Event Broadcast Revenue”) shall be SI Award Event Revenues; provided, however, that notwithstanding anything to the contrary set forth herein: (i) [*], shall be paid to Licensor via wire transfer to an account specified in writing by Licensor on an invoice issued to Licensee, which payment obligation shall be deemed to be a material obligation of Licensee under the License Agreement that is separate from and in addition to any and all of Licensee’s payment and other obligations under the License Agreement, (ii) any SI Awards Event Broadcast Expenses shall be excluded from, and shall be deemed to not be, SI Award Event Expenses, and (iii) all SI Awards Event Broadcast Revenue (A) shall be deemed to be separate and apart from (and not included in) Licensor SI Awards Event Revenues, Licensee SI Awards Event Revenues, Licensor SI Awards Event Expenses Share, Licensee SI Awards Event Expenses Share, Licensor SI Awards Event Revenues Shortfall, and Licensee SI Awards Event Revenues Shortfall, (B) shall not be subject to the Licensor SI Awards Event Revenue Share or Licensee SI Awards Event Revenue Share, (C) shall not be part of (and shall not count towards recoupment by either Party of) the SI Awards Event Budget, and (D) shall be excluded from the calculation of Gross Revenues and the Earned Royalty under and for purposes of the License Agreement.

(l)	For the purposes of this Amendment No. 5:

(i)	“SI Award Event Expenses” means all costs and expenses actually incurred in relation to the SI Awards Event.

(ii)	“SI Award Event Revenues” means all cash, revenues, receipts and other consideration or amounts actually received by Licensee or any of its affiliates from or in connection with the SI Awards Event.

(iii)	“Licensor SI Awards Event Revenue Share” shall mean an amount equal to [*].[1]

(iv)	“SI Awards Event Net Revenues” shall mean an amount equal to (A) all SI Awards Event Revenues, minus (B) all SI Awards Event Expenses.

(v)	“Licensor SI Awards Event Revenues” shall mean an amount equal to all SI Award Event Revenues received from any advertising or sponsorship where the principal business terms of the SI Awards Event Advertiser/Sponsor Contract for such SI Awards Event Advertiser/Sponsor were negotiated by Licensor prior to execution thereof by Licensee, regardless of whether (and when) any such terms are subsequently negotiated by Licensee.

1 [*]

(vi)	“Licensor SI Awards Event Expenses Share” shall mean an amount equal to [*] of all SI Awards Event Expenses.

(vii)	“Licensor SI Awards Event Revenues Shortfall” shall mean an amount equal to (A) the Licensor SI Awards Event Expenses Share minus (B) all Licensor SI Awards Event Revenues. For the avoidance of doubt, if Licensor SI Awards Event Revenues exceed the Licensor SI Awards Event Expenses Share, there shall not be a Licensor SI Awards Event Revenues Shortfall.

(viii)	“Licensee SI Awards Event Expenses Share” shall mean an amount equal to [*] of all SI Awards Event Expenses.

(ix)	“Licensee SI Awards Event Revenues” shall mean all SI Awards Event Revenues other than Licensor SI Awards Event Revenues.

(x)	“Licensee SI Awards Event Revenues Shortfall” shall mean an amount equal to (A) the Licensee SI Awards Event Expenses Share minus (B) all Licensee SI Awards Event Revenues. For the avoidance of doubt, if Licensee SI Awards Event Revenues exceed the Licensee SI Awards Event Expenses Share, there shall not be a Licensee SI Awards Event Revenues Shortfall.

(m)	The Licensor SI Awards Event Revenue Share shall be paid to Licensor via wire transfer to an account specified in writing by Licensor on an invoice issued to Licensee, which payment obligation shall be deemed to be a material obligation of Licensee under the License Agreement that is separate from and in addition to any and all of Licensee’s payment and other obligations under the License Agreement. In the event that there is a Licensor SI Awards Event Revenues Shortfall, no Licensor SI Awards Event Revenue Share shall be payable, and Licensor shall promptly pay to Licensee an amount equal to the Licensor SI Awards Event Revenues Shortfall.

(n)	All cash, revenues, receipts and other consideration or amounts recognized by Licensee in accordance with GAAP and derived from or in connection with the SI Awards Event shall be excluded from the calculation of Gross Revenues and the Earned Royalty under and for purposes of the License Agreement.

(o)	For the avoidance of doubt, the audit right set forth in Section 7(f) of the License Agreement shall apply to the calculation of all amounts payable pursuant to this Section 3 of Amendment No. 5. In connection therewith, Licensor shall have the right to review any and all costs of and associated with the SI Awards Event (including, without limitation, the calculation of the Licensor SI Awards Event Revenue Share).

(p)	Licensee hereby covenants that Licensee shall, at Licensee’s sole cost and expense, oversee, direct, implement, advertise, market, promote, secure, manage, obtain and maintain appropriate insurance coverage (which shall name each of Licensor and ABG as ‘additional insured’ on a COI to be provided by Licensee in advance of the SI Awards Event) for, operate, and execute, in a first-class professional manner, consistent with the high quality image, reputation, and prestige of the SI Trademarks, the SI Awards Event (including, without limitation, with respect to each advertising and sponsorship activation), subject to and in accordance with all applicable Laws and plans that are approved in advance in writing by Licensor (including, without limitation, with respect to the use of the SI Trademarks for and in connection with the SI Awards Event).

4.	The Morning Read Transaction.

(a)	The Parties acknowledge that The Arena Media Brands, LLC, a Delaware limited liability company and affiliate of Licensee (“Buyer”) has an opportunity to acquire substantially all of the assets of Buffalo Groupe, LLC, a Virginia limited liability company (“Seller”), related to the “The Morning Read” multi-media platform (the “TMR Assets”), pursuant to an Asset Purchase Agreement, by and between Buyer and Seller (the “TMR Transaction”). The TMR Transaction is expected to close on or about September 16, 2022 (the date the closing occurs, the “Closing Date”). Notwithstanding anything to the contrary contained in the License Agreement, if and to the extent required by the License Agreement, Licensor hereby consents to and approves the TMR Transaction (which shall not serve as an approval or precedent in any other instance).

(b)	The Parties acknowledge and agree that, (i) after the Closing Date, Licensee shall have all media content distribution channels contained in the TMR Assets (including, without limitation, all websites and mobile applications) (the “TMR Channels”) co-branded with the SI Trademark “SI Golf” (the “Co-Branding”), (ii) Licensee shall (to the extent it has not done so already) migrate all of the material content from the TMR Channels (other than social media channels) to Licensee’s content management system and shall redirect all web domains to the Sports Illustrated domain (with such particular domain to be subject to Licensor’s approval, such approval not to be unreasonably withheld, delayed or conditioned), (iii) following the Closing Date, the TMR Channels shall be Digital Channels for the purposes of the License Agreement, (iv) following the Closing Date, all cash, revenues, receipts and other consideration or amounts recognized by Licensee in accordance with GAAP and derived from or in connection with the conduct and operation of the TMR Channels shall be Gross Revenues for the purposes of the License Agreement (including, without limitation, the calculation of the Earned Royalty), and (v) as between the Parties, [*]

(c)	Notwithstanding anything to the contrary contained in the License Agreement, Licensor acknowledges and agrees that, as between the Parties, Licensee is the sole owner of all right, title, and interest in and to the TMR Assets (including the trademarks, trade names, service marks, domain names and other intellectual property, media properties and content contained therein), and all such right, title, and interest shall remain with Licensee. Licensor agrees that all goodwill in respect of, associated with, and/or generated by the use of such TMR Assets, including in connection with the Co-Branding, shall inure to the sole benefit of Licensee, and the License Agreement does not confer on Licensor any ownership interest or goodwill in such TMR Assets. If Licensor acquires any rights in such TMR Assets by operation of law, or otherwise, Licensor hereby irrevocably assigns all such rights in such TMR Assets to Licensee without further action by any of the Parties. For the avoidance of doubt, notwithstanding anything to the contrary contained herein or in the License Agreement, (i) the TMR Assets expressly excludes any and all SI Content, Licensor Created Content, and Licensee Created Content, (ii) any Editorial Content, Short Form Licensee AV Content, and Long Form Licensee AV Content created by Licensee or a third party acting on Licensee’s behalf or licensed by Licensee from a third party after the Closing Date and used or held for use in connection with the TMR Assets shall be Licensee Created Content for purposes of the License Agreement. Upon termination of the License Agreement, all rights granted to Licensor under the License Agreement with respect to the TMR Assets shall automatically and without further action terminate, and Licensor shall discontinue immediately the use of the TMR Assets.

(d)	Subject to and conditioned upon the closing of the TMR Transaction, as a limited, one-time only exception (which shall not serve as an approval or precedent in any other instance), solely with respect to Licensee Created Content regarding golf that is created using the TMR Assets following the Closing Date during Term of the License Agreement (“New TMR Content”), in the event that Licensor utilizes New TMR Content to develop, produce, sell or license Long Form AV Content (“TMR Long Form AV Content”) during the Term and for a period of [*] following either the expiration of the License Agreement or the termination of the License Agreement by Licensee in accordance with its terms and conditions (but, for the avoidance of doubt, not following any termination of the License Agreement by Licensor) (the “TMR Recoupment Period”), then Licensor shall pay Licensee [*] of the revenue received by Licensor in connection with such TMR Long Form AV Content during the TMR Recoupment Period net of any contractual revenue share that Licensor is obligated to pay to unaffiliated third parties, [*].

5.	[*]:

6.	Licensor Businesses — Gambling.

(a)	[*]

(b)	Licensee (and its affiliates, as applicable) shall be required to implement geofiltering (and other similar systems, as applicable) to prevent, and Licensee shall prevent, users located in any states or other jurisdictions where any one or more of [*] has obtained a license to offer any Gambling or Gambling-related services, or otherwise launches or offers Gambling or Gambling-related services (each applicable state or jurisdiction, a “Gambling State”), from viewing or otherwise accessing on the Digital Channels any and all advertising, sponsorship, and other marketing and promotional content for or otherwise relating to any Gambling or any Qualified Gambling Operator other than ‘SI Sportsbook’ (each a “Non-SI Sportsbook”). With respect to any state or jurisdiction that becomes a Gambling State or that Licensor anticipates will become a Gambling State after the effective date of Amendment No. 5, Licensor shall give Licensee written notice that such state or jurisdiction has become a Gambling State or is anticipated to become a Gambling State, and Licensee shall comply with the obligations set forth in this Section 6(b) of this Amendment No. 5 with respect to such Gambling State within forty-five (45) days of the date of receipt such notice.

(c)	[*] (in each case, which may only be entered into as contemplated in accordance with Section 6 of this Amendment No. 5), [*]. For the avoidance of doubt, the foregoing shall not waive, diminish, negate or otherwise modify Licensee’s obligations (or Licensor’s rights) under Section 6(b) of this Amendment No. 5 or Licensee’s obligations [*].

(d)	[*].

(e)	Subject to and conditioned upon Licensee paying to Licensor the commission described in Section 6(a) of this Amendment No. 5, all cash, revenues, receipts and other consideration or amounts recognized by Licensee in accordance with GAAP and derived from or in connection with advertising placed on the Digital Channels and in the Magazine in connection with marketing, promotional and monetization packages for any Gambling-related businesses sold by Licensee (and its affiliates) [*].

7.	Indemnity. In addition to, and as part of, Licensee’s indemnification obligations under the License Agreement, Licensee agrees to defend, indemnify, and hold harmless Licensor and its Affiliates and their respective officers, directors, employees, licensees, agents, representatives, successors and assigns from and against any and all claims, damages, losses, liabilities, awards, settlements, judgments, fees, costs and expenses, including reasonable attorneys’ fees, to the extent arising out of or resulting from any third-party claims based on any one or more of the following: (i) Licensee’s breach of any express representation, express warranty, express covenant, or obligation contained in this Amendment No. 5, or (ii) the SI Awards Event (or any portion thereof).

8.	Miscellaneous. This Amendment No. 5 incorporates all of the prior agreements and understandings of the parties hereto with respect to the subject matter hereof, all of which are deemed merged herein. This Amendment No. 5 shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law principles. This Amendment No. 5 may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. This Amendment No. 5 shall be binding on and inure to the benefit of the parties and their respective permitted successors and permitted assigns under the License Agreement. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. If any term or provision of this Amendment No. 5 is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Amendment No. 5 or invalidate or render unenforceable such term or provision in any other jurisdiction. Licensor and Licensee each hereby acknowledge and agree that this Amendment No. 5 and the terms and conditions hereof shall be Confidential Information for the purposes of the License Agreement. Except as modified by this Amendment No. 5, all terms and conditions of the License Agreement shall remain in full force and effect. All rights not expressly granted to Licensee are reserved by Licensor. For the avoidance of doubt, from and after the date hereof, references to the License Agreement in both the License Agreement and this Amendment No. 5 shall refer to the License Agreement as modified by the terms of this Amendment No. 5. Any discrepancy between this Amendment No. 5 and the License Agreement shall be governed by this Amendment No. 5. Nothing contained in this Amendment No. 5 shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment, or fiduciary relationship between the parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 5 as of the date first set forth above.

Licensor:		Licensee:
ABG-SI LLC		The Arena Group Holdings, Inc.
(f/k/a/ TheMaven, Inc.)

By:	/s/ Jay Dubiner	By:	/s/ Ross Levinsohn
Print:	Jay Dubiner	Print:	Ross Levinsohn
Title:	Chief Legal Officer	Title:	Director
Date:	9/21/2022	Date:	9/16/2022

Schedule A

Advertisers and Sponsors

Schedule B

[*]